- - PRESS RELEASE - -

Investor/Media Contact:

Bill Miller

Investor Relations Partners

Phone: 844-565-5665

bmiller@irpartnersinc.com

FOR IMMEDIATE RELEASE

September 6, 2017

IMMUNE THERAPEUTICS, INC. ANNOUNCES exclusive agreement

for sale of lodonal in kenya valued at over $31 million

Agreement Illustrates Immune Therapeutics’ Commitment to Providing

an Effective and Affordable Non-Toxic Treatment for HIV/AIDS Patients

ORLANDO, Florida, September 6, 2017 - Immune Therapeutics, Inc. (OTCQB: IMUN, a specialty pharmaceutical company focused on developing and commercializing Lodonal™, its patented, affordable, non-toxic therapy for the management of cancer, HIV, autoimmune diseases and other inflammatory conditions, today announced that it has entered into an exclusive agreement with Kenya-based Omaera Pharmaceuticals, Ltd. for the sale and distribution of Lodonal™, valued at a minimum of $31 million in revenues over three years.

Under the terms of the agreement:

●	Omaera will supply Lodonal to patients exclusively in Kenya, where 5.9% of the country’s 47 million population live with HIV/AIDS.

●	Immune Therapeutics will sell Lodonal to Omaera at a rate of $0.65 per pill, or $19.50 per carton

●	It requires a minimum purchase commitment of over one million pills in the first six months; over 3.6 million pills in the second half of the first year; and 14.4 million and 28.8 million in the second and third years, respectively.

●	Omaera Territory includes six countries: Republic of Kenya, Republic of Uganda, United Republic of Tanzania, Republic of Burundi and Republic of Rwanda. Making up the East Africa Community.

●	Based on numbers from Avert there are 4,670,000 living with HIV in the region

●	Omaera was launched in 1993 as a locally owned wholesaling operation that has grown into one of the most recognized medical supply and distribution companies in East Africa.

Immune Therapeutics, Inc. Press Release

Dr. J. Njoroge, Managing Director of Omaera Pharmaceuticals, Ltd., said “Following the finalization of the distribution agreement with Immune Therapeutics, we have made the commercial commitment to launch Lodonal into Kenya and start exploring its medical potential for those suffering from HIV/AIDS, cancer and other ailments that could benefit from Lodonal.”

Immune Therapeutics to Achieve Profitability by Year-End

“We are excited to be partnering with Omaera Pharmaceuticals for the initial sale and distribution of Lodonal throughout Kenya,” said Noreen Griffin, Chairman and CEO of Immune Therapeutics, Inc. “Omaera is an innovative organization with very strong regional ties and a management team and board with strong local connections. This first-to-market opportunity has the potential to be a game changer in the treatment of HIV/AIDS as it demonstrates the continued growth in confidence and acceptance of Lodonal throughout the pharmaceutical industry. The revenues generated from our successful launch of Lodonal in Kenya should enable us to achieve profitability by the middle of 2018 and significantly strengthens our position to expand across additional countries, such as Nigeria, which is expected to be announced by the fourth quarter of this year,” concluded Ms. Griffin.

Commenting on the agreement, Dr. Njorge Keige, CEO of Omaera Pharmaceuticals, Ltd., said “Our partnership with Immune Therapeutics is a major step forward for patients infected with HIV/AIDS who are in urgent need of new innovative treatments. Our successful launch of Lodonal will considerably strengthen Omaera Pharmaceuticals’ position as one of the leading pharmaceutical companies in East Africa.”

Dr. Gloria B. Herndon, CEO of GB Pharma Holdings said “We are proud to have successfully facilitated the distribution contract in Kenya for Lodonal. We have many to thank for this process, most importantly Dr. Njoroge, the CEO of Omaera, for his vision as well as our local representatives in Kenya who have worked tirelessly to bring this to fruition. We are now firmly poised to build upon this success across other countries,” concluded Dr. Herndon.

To be added to Immune Therapeutics’ investor and/or media lists, please contact Bill Miller at 844-565-5665 or via email at bmiller@irpartnersinc.com.

Immune Therapeutics, Inc. Press Release

About Omaera Pharmaceuticals, Ltd.

Omaera provides quality health care products and, with the current management, has grown to be recognized as one of the most respected distributors and suppliers of pharmaceuticals, surgical equipment, OTC products, and medical equipment in East Africa by both the health care community and the families that entrust them with servicing their healthcare needs.

About HIV

HIV stands for the Human Immunodeficiency Virus. Unlike some other viruses, the human body cannot get rid of HIV, so once someone has HIV they have it for life. There is no current cure for HIV, but effective treatment can control the virus so that people with HIV can enjoy productive lives, albeit with expensive and long-term toxic therapies. There are approximately 37 million people living with HIV/AIDS around the world, with 25.5 million of them living in Africa.

About Lodonal

Lodonal is an opiate antagonist shown to act as an immune modulator that works by rebalancing and restoring the immune system. Lodonal temporarily blocks the body’s opiate receptors (typically between 2-4 hours), which leads to an increase in endogenous opioids (i.e. endorphins and Met 5-enkephalin, or OGF) which are involved in regulating immune function & cell proliferation.

Lodonal’s approval as a daily oral Immune System Regulator for the management of HIV/AIDS is based on the results of a 90-Day bridging trial and several Phase II multi-center, randomized studies demonstrating that patients treated with Lodonal reported significant improvements when compared with counterparts receiving placebo.

About Immune Therapeutics, Inc.

Immune Therapeutics Inc., is a late stage, Biotechnology Company focused on the development and commercialization our highly innovative immunotherapies for the treatment the treatment of HIV/AID’s, cancer and autoimmune and inflammatory disease. Our proprietary and patented therapies combat these diseases by activating and/or rebalancing the immune system.

IMUN’s drug discovery are based on two interrelated immunotherapies that are patented, licensed to the Company and our lead candidate Lodonal is a repurposed drug. Lodonal has demonstrated success versus other drug platforms having already achieved strong validation with regulatory drug approval in Nigeria and Dominican Republic. The National Agency for Food and Drug Administration and Control (NAFDAC) is a Nigerian federal agency under the Federal Ministry of Health of Nigeria granted drug and marketing approval as an immune system regulator in the management of HIV patients. The Directorate General of Drugs & Pharmaceuticals, under the Ministry of Public Health in the Dominican Republic approved Lodonal for the treatment of HIV/AIDS, cancer and other immune dysfunctions. The Company believes that these approvals will allow us to shortly begin commercialization in these countries. In addition IMUN has filed for New Drug Approval in Kenya, Senegal and Haiti and hopes to have approval by the end of 2017 in at least one of these countries.

While traditional drug development targets each drug to a particular disease, such as drug A for disease A, drug B for disease B, etc., we are approaching the process by identifying and targeting survival or activation immunology pathways that cross over between different diseases. Our lead product Lodonal shows the success of this model.

Immune Therapeutics, Inc. Press Release

Forward-Looking Statements

This release may contain forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to, the possibility that some or all the matters and transactions considered by the Company may not proceed as contemplated, and by all other matters specified in the Company’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its recent periodic reports.

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